Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-270369) and Form F-3 (No. 333-259716) of Sasol Limited of our report dated September 1, 2023 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers Inc.
Johannesburg, Republic of South Africa
September 1, 2023